Assignment and Assumption Agreement

This Assignment and Assumption Agreement (this "Agreement") dated as of September 16, 2019 (the "Effective Date"), is entered into by and between Tennenbaum Capital Partners, LLC, a Delaware limited liability company ("Current Advisor") and BlackRock Capital Investment Advisors, LLC, a Delaware limited liability company ("New Advisor") and, together with Current Advisor, the "Advisor Parties").

WHEREAS, Current Advisor desires to assign to New Advisor all of its rights and delegate to New Advisor all of its obligations under that certain Investment Sub-Advisory Agreement, dated as of March 1, 2019 (the "Assigned Agreement"), by and among Cliffwater Corporate Lending Fund, a Delaware statutory trust (the "Fund"), Cliffwater LLC, a Delaware limited liability company ("Primary Advisor"), and the Current Advisor;

WHEREAS, New Advisor desires to accept such assignment of rights and delegation of obligations under the Assigned Agreement; and

WHEREAS, the Assigned Agreement in effect as of the date hereof is attached hereto as Exhibit 1.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set out herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Assignment and Assumption.

1.1 Assignment. Current Advisor irrevocably assigns, grants, conveys, transfers and delegates to New Advisor all of Current Advisor's right, title, interest and obligations in, to and under and to all proceeds, profits, income and all other sums of money (principal, interest or otherwise) now or hereafter payable to Current Advisor arising under, out of or in connection with the Assigned Agreement.

1.2 Assumption. New Advisor unconditionally accepts such assignment and assumes all of Current Advisor's duties, liabilities and obligations under the Assigned Agreement, and agrees to perform all of the obligations of Current Advisor under the Assigned Agreement. The Current Advisor is hereby released from such duties, liabilities and obligations.

1.3 Assigned Agreement. As of the Effective Date, New Advisor shall become a party to the Assigned Agreement and Current Advisor shall cease to be a party to the Assigned Agreement.

2. Consideration. New Advisor agrees to assume the obligations of Current Advisor as consideration for, and in order to induce Current Advisor to enter into, this Agreement.

3. Representations and Warranties.

3.1 Enforceability. Each of the Advisor Parties represents, warrants and acknowledges to the other, as of the Effective Date, as follows: (a) it is duly formed, and validly existing in good standing under the laws of the jurisdiction in which it is organized; (b) it has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder and is an investment adviser duly registered as such with the U.S. Securities and Exchange Commission; (c) the execution, delivery and performance of this Agreement by such Advisor Party have been duly and validly authorized and approved by all necessary action; and (d) this Agreement has been duly executed and delivered by such Advisor Party and constitutes the valid and legally binding obligations of such Advisor Party enforceable against such Advisor Party in accordance with its terms.

3.2 Other Representations and Warranties. Each of the Advisor Parties represents, warrants and acknowledges, as of the Effective Date, to Primary Advisor and the Fund that (a) Current Advisor is wholly-owned by the New Advisor, (b) this Agreement and the transaction contemplated hereby do not violate any applicable laws, rules or regulations, and (c) this Agreement and the transactions contemplated hereby do not result in an "assignment" of the Assigned Agreement for purposes of Section 15 of the Investment Company Act of 1940.

4. Miscellaneous.

4.1 Further Assurances. On the reasonable request of Current Advisor, New Advisor, Primary Advisor or the Fund, New Advisor or Current Advisor, as applicable, shall, at its sole cost and expense, execute and deliver all such further documents and instruments, and take all such further acts, necessary to give full effect to this Agreement.

4.2 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability does not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

4.3 Third-Party Beneficiaries. This Agreement benefits solely the parties to this Agreement and their respective permitted successors and permitted assigns in accordance with the Assigned Agreement and nothing in this Agreement, express or implied, confers any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement on any other individual, corporation, partnership, limited liability company, joint venture, trust or any other business entity, other than Primary Advisor and the Fund, each of which is entitled to the benefits of this Agreement and may rely on agreements and the representations and warranties of the Advisor Parties set forth herein.

4.4 Other. The Advisor Parties agree that neither Primary Advisor nor the Fund shall have any obligations or liabilities hereunder and each of Primary Advisor and the Fund is executing an acknowledgment to this Agreement solely to evidence its consent of the assignment and assumption hereunder. The Advisor Parties also agree that each of Primary Advisor and the Fund is a third-party beneficiary of this Agreement as set forth above.

4.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the parties need not sign the same counterpart.

4.6 Choice of Law. This Agreement shall be governed and construed and enforced in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of laws.

4.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, devisees, legal and personal representatives, successors and assigns.

4.8 Absolute Conveyance. This Agreement is an absolute conveyance of title in effect as well as in form and is intended to include and unconditionally convey any equitable or redemptive rights of Current Advisor and is not intended as a mortgage or security device of any kind.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

TENNENBAUM CAPITAL PARTNERS, LLC

By:	/s/ Howard M. Levowitz
	Name:	Howard M. Levkowitz
	Title:	Managing Director

BLACKROCK CAPITAL INVESTMENT ADVISORS, LLC

By:	/s/ Howard M. Levowitz
	Name:	Howard M. Levkowitz
	Title:	Managing Director

[Signature Page to Assignment and Assumption]

By signing below, each of Primary Advisor and the Fund consents to the assignment and assumption of the rights and obligations under the Assigned Agreement on the terms set forth herein.

ACKNOWLEDGED AND ACCEPTED:

CLIFFWATER CORPORATE LENDING FUND

By:	/s/ Lance Johnson
	Name:	Lance Johnson
	Title:	Treasurer

CLIFFWATER LLC

By:	/s/ Jonathan A. Rogal
	Name:	Jonathan Rogal
	Title:	Senior Managing Director & General Counsel

[Signature Page to Assignment and Assumption]

Exhibit 1